Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-11 expected to be filed pursuant to Rule 462(b) under the Securities Act of 1933 on January 12, 2011 to the reference to our firm under the captions “Experts” and our report dated December 17, 2010 with respect to the balance sheet of American Assets Trust, Inc. as of September 30, 2010; our report dated September 13, 2010 with respect to the combined financial statements of American Assets Trust, Inc. Predecessor at December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009; our report dated September 13, 2010 with respect to the financial statements of Novato FF Venture, LLC at December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009; our report dated September 13, 2010 with respect to the statements of revenues and certain operating expenses of The Landmark at One Market for the years ended December 31, 2009, 2008 and 2007; and our report dated September 13, 2010 with respect to the combined statements of revenues and certain operating expenses of Solana Beach Centre properties for the years ended December 31, 2009, 2008 and 2007, all included in the Registration Statement on Form S-11

(No. 333-169326) and related Prospectus of American Assets Trust, Inc., as amended.

/s/ Ernst & Young LLP

San Diego, California

January 12, 2011